Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES
RESIGNATION OF ALLEN MANGEL

RALEIGH, NC, December 19, 2002—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that Dr. Allen Mangel, Vice President, Research and Development, has resigned from the Company effective January 1, 2003 to pursue other interests. A search for a replacement has been initiated. In the meantime, Dr. Mangel will serve as a consultant to the Company to facilitate a smooth transition.

“We wish Allen well in his pursuits and thank him for his contributions to the Company during his tenure,” stated Carolyn Logan, President and Chief Executive Officer. “Allen has been instrumental in building an experienced and capable product development team. We are confident in our team’s ability to execute as we move forward on a number of fronts. In the near term, we are committed to maximizing COLAZAL’s success and to working diligently to successfully complete the approval process and prepare for the launch of rifaximin as well as preparing to initiate Phase III trials for the pellet formulation of mesalamine. In 2001, approximately 62,500 prescriptions were written for COLAZAL and this year NDC data are showing that we are on track for more than 180,000 prescriptions to be written.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs; complete the required development and regulatory submission of these products; and market them through the Company’s 60-member gastroenterology specialty sales force. Salix’s first marketed product is COLAZALñ (balsalazide disodium) Capsules 750 mg, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of

COLAZAL beyond 12 weeks has not been established. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix’s next product candidate is rifaximin, currently in development for the potential treatment of infections of the gastrointestinal tract. The Company submitted an NDA for rifaximin for the treatment of travelers’ diarrhea to the FDA on December 26, 2001. The Company received an approvable letter from the FDA on October 25, 2002 and is currently working with the FDA to complete the approval process. In July 2002, Salix acquired exclusive U.S. development and marketing rights to a pellet formulation of mesalamine. The Company intends to complete the development work required to secure regulatory approval for the product in the U.S. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.